Exhibit 10.9 (1 of 2)

Letter Agreement with William J. Hultzman

Exhibit 10.9 (2 of 2)

Letter Agreement with William J. Hultzman

Digital Power
Flexible Power Solutions

August 15, 2013

OFFER LETTER

William J. Hultzman
1723 Almond Blossom Lane
San Jose, California 95124

Dear Bill,

On behalf of Digital Power I am pleased to extend this offer of employment to you as a **Vice President of Finance**. You will be responsible for Finance, Accounting, and Human Resource functions for the organization including but not limited to SEC reporting, budgeting, financial planning, inventory control, AP, AR, GL. You will prepare and consolidate financial statements and reporting, maintain appropriate internal control in accordance to SOX section 404. You will be reporting directly to the President and Chief Executive Office of Digital Power. This offer is contingent on the successful completion of an employment background check including reference checks, and the signing of the enclosed Employment Confidentiality and Proprietary Assignment Agreement.

Compensation: As compensation, your base salary will be $110,000 per year. Following first 6 months of employment you will have performance review. In addition, you will have a yearly performance review and potential salary promotion and bonus grant subject to Company's yearly practice and your performance.

Stock Options: Subject to the Board of Director approval, you will be granted an option to purchase 25,000 shares of common stock at the fair market value of the Company's common stock, as determined by the Board of Directors on the date the Board approves the grant. The options will vest on a pro rata basis over a four-year period beginning on your first anniversary of your starting date.

Benefits: You will be eligible to participate in the Company's group health, medical and dental insurance plans as of the 1st of the month following your hire date. You will also be eligible to participate in the Company's 401(K) plan in accordance with the company's policy. The Company provides life, STD and LTD insurance at no cost to the employee.

Time off Benefits: You will accrue vacation at a rate of 4.17 hours per pay period (100 hours per year), increasing by 1 day at every year anniversary up to maximum of 6.66 hours per pay period (160 hours per year). Vacation pay may be carried over from year to year with a CAP of 180 hours. Vacation will not continue to accrual once you have reached the CAP, or until you utilize vacation time to remain under the CAP. The company offers 5 days of sick time per year with 80 hours accrual limit for sick leave time. The company provides holiday days per the company holiday calendar.

This letter describes our entire offer of employment to you, and supersedes all previous offers, if any. There are no benefits, compensation, or other commitments promised, and no representative of Digital Power Corporation has the authority to provide any assurances or commitments regarding employment and benefits other than as disclosed herein in writing.

By signing below, you agree to hold confidential all confidential and proprietary information learned while employed by Digital Power Corporation and for one full year after the employment relationship ends. This "confidentiality and inventions assignment" agreement is designed to protect Digital Power Corporation's title to intellectual and other sensitive assets, designs, lists, market information, and/or product designs owned by Digital Power Corporation, now or in the future, regardless of source or developing individual(s).

Also as part of your agreement, you agree that during your employment with Digital Power Corporation you will not engage in any employment, business, or activity that is in any way competitive with the

business or proposed business of Digital Power Corporation, and will not assist any other person or organization in competing with Digital Power Corporation or in preparing to engage in competition with the business or proposed business of Digital Power Corporation. The provisions of this paragraph will

apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time, while employed by Digital Power Corporation.

Digital Power Corporation is an "at will" employer, as specified by California State Law, which permits you to terminate your employment with Digital Power Corporation, and for Digital Power Corporation to terminate your employment, at anytime, for no reason or for any reason, with or without notice. At the time of separation, you shall immediately return all of the Company's property and confidential and proprietary information in your possession to the Company. You agrees that for a period of twelve (12) months immediately following the severing of the employment relationship, you shall not either directly or indirectly solicit or recruit any of the Company's employees to leave their employment, or attempt to solicit or recruit employees of the Company to leave their employment, either for your or any other person or entity.

The Company has a 90 day introduction period. During this time your manager will explain your job duties and set the expectations of the job, and set goals and objectives for the period. At the end of the 90-day period a performance evaluation will be prepared. The introduction period is not meant to alter Digital Power Corporation's "at will' employment relationship.

To formally accept this offer of employment, please sign below and return this offer to the Human Resources Department at 48430 Lakeview Blvd., Fremont, CA 94538 or Fax (510) 657-6634. We would like you to start your employment on Wednesday August 21, 2013. This offer letter is valid through 5pm on August 16, 2013.

On your first date of hire you will need to provide appropriate work authorization in the United States. Your employment pursuant to this offer is contingent on you sign on your first date of hire the "DIGITAL POWER CORPORATION AT WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT" and EMPLOYEE HANDBOOK documents.

We look forward to having you join the Digital Power Corporation team.

Sincerely,

Amos Kohn
President and Chief Executive Officer

I accept the offer of employment as stated in this letter, and will begin my employment on 8/21/13

William J. Hultzman   8/16/13
Date